Exhibit 99.1

Theriva™ Biologics Announces Positive Scientific Advice from the European Medicines Agency (EMA) on the Design of a Phase 3 Trial of VCN-01 in Metastatic Pancreatic Ductal Adenocarcinoma (PDAC)

- EMA provided overall agreement with the proposed Phase 3 clinical trial of VCN-01 in combination with gemcitabine/nab-paclitaxel for the first-line treatment of metastatic PDAC, including sample size, repeated dosing of VCN-01, and an adaptive design to potentially optimize trial timelines and outcomes -

- Theriva to schedule an End-of-Phase 2 meeting with the FDA in H1 2026 to finalize the design of a pivotal multinational Phase 3 clinical trial -

- Theriva’s cash runway until Q1 2027 supports completion of regulatory activities, protocol development, and partnering activities to support proposed pivotal trials of VCN-01 in metastatic PDAC and retinoblastoma -

Rockville, MD, December 29, 2025 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced the receipt of Scientific Advice from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) on the design of a Phase 3 clinical trial of lead clinical candidate VCN-01 in combination with gemcitabine/nab-paclitaxel standard-of-care (SoC) chemotherapy for the first-line treatment of metastatic PDAC.

The Company has previously reported the results of the VIRAGE randomized, controlled Phase 2b clinical trial, demonstrating that PDAC patients in the VCN-01 plus gemcitabine/nab-paclitaxel SoC treatment arm demonstrated increased overall survival, progression free survival, and duration of response compared to patients in the control arm treated with gemcitabine/nab-paclitaxel SoC alone. Even greater increases in these parameters were observed in patients who received 2 doses of VCN-01 administered 3 months apart. VCN-01 has been granted Orphan Drug designation for the treatment of metastatic PDAC in Europe and the USA and Fast Track designation in the USA.

CHMP advised that a potential future marketing authorization application (MAA) for VCN-01 in metastatic PDAC could be supported by Theriva’s proposed clinical development strategy comprising a single, high-quality, double-blinded, randomized, placebo-controlled Phase 3 trial if it demonstrates a compelling benefit-risk ratio with VCN-01 plus gemcitabine/nab-paclitaxel SoC compared to gemcitabine/nab-paclitaxel SoC alone. The CHMP scientific advice included agreement on the proposed inclusion/exclusion criteria, primary endpoint (overall survival), secondary endpoints (including progression free survival, duration of response, and patient reported outcomes), sample size, and the use of an adaptive design to potentially optimize trial timelines and outcomes. Importantly, CHMP recognized the increased improvement in overall survival of patients receiving 2 doses of VCN-01 in the VIRAGE study, and agreed with the proposed dosing of VCN-01 and gemcitabine/nab-paclitaxel in repeated “macrocycles”, enabling more than 2 doses of VCN-01 to be administered in the Phase 3 trial. They further suggested that more frequent dosing of VCN-01 could be considered.

“We are very encouraged by the scientific advice we received from the EMA regarding our proposed pivotal Phase 3 trial of VCN-01 plus gemcitabine/nab-paclitaxel SoC in metastatic PDAC patients,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “We are particularly pleased with EMA agreement on the VCN-01 macrocycle dosing regimen. As we demonstrated in the VIRAGE Phase 2b study, patients who received 2 doses of VCN-01 had improved survival outcomes, therefore we anticipate 3 or more doses of VCN-01 should provide an even greater survival benefit. We plan to complete an End-of-Phase 2 meeting with the FDA in the first half of 2026 and finalize the protocol for a pivotal multinational Phase 3 trial, intended to deliver an innovative therapeutic option for patients diagnosed with this rapidy fatal disease. We recognize that regulatory clarity on development pathways is essential for the on-going partnering efforts for our VCN-01 clinical programs. In addition to regulatory advice on the proposed PDAC Phase 3 clinical trial, interactions with EMA and FDA are planned in 2026 to seek advice on a potential Phase 2/3 trial for VCN-01 in retinoblastoma, a challenging childhood cancer for which VCN-01 has been granted Rare Pediatric Disease designation.”

As previously reported, at November 10, 2025, Theriva had $15.5 million in cash and equivalents, providing runway into Q1 2027 as the Company completes interactions with regulatory agencies regarding the PDAC and retinoblastoma programs and pursues partnerships to support VCN-01 manufacturing scale-up and conduct of the proposed pivotal clinical trial(s).

About Pancreatic Ductal Adenocarcinoma

Cancer of the pancreas consists of two main histological types: cancer that arises from the ductal (exocrine) cells of the pancreas or, much less often, cancers may arise from the endocrine compartment of the pancreas. Pancreatic ductal adenocarcinoma (“PDAC”) accounts for more than 90% of all pancreatic tumors. It can be located either in the head of the pancreas or in the body/tail. Pancreatic cancer usually metastasizes to the liver and peritoneum. Other less common metastatic sites are the lungs, brain, kidney, and bone. In its early stages, pancreatic cancer does not typically result in any characteristic symptoms. In many instances, progressive abdominal pain is the first symptom. Therefore, in most cases, pancreatic cancer is diagnosed in its late stages (locally advanced non-metastatic or metastatic stage of the disease) when surgical resection and possibly curative treatment is not possible. It is generally assumed that only 10% of cases are resectable at presentation, whereas 30-40% of patients are diagnosed at local advanced/unresectable stage and 50-60% present with distant metastases.

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to 142 patients to date in Company- and investigator-sponsored clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead candidates are: (1) VCN-01, an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment; (2) SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients; and (3) SYN-020, a recombinant oral formulation of the enzyme intestinal alkaline phosphatase (IAP) produced under cGMP conditions and intended to treat both local GI and systemic diseases. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding finalizing the design of a pivotal multinational Phase 3 trial of VCN-01 in combination with gemcitabine/nab-paclitaxel for the first-line treatment of metastatic PDAC; an adaptive trial design potentially optimizing trial timelines and outcomes; scheduling an End-of-Phase 2 meeting with the FDA in H1 2026 to finalize the design of a pivotal multinational Phase 3 clinical trial; cash runway until Q1 2027 supporting completion of regulatory activities, protocol development, and partnering activities to support proposed pivotal trials of VCN-01 in metastatic PDAC and retinoblastoma; 3 or more doses of VCN-01 providing an improved survival benefit; completing an End-of-Phase 2 meeting with the FDA in the first half of 2026 and finalizing the protocol for a pivotal multinational Phase 3 trial; a successful Phase 3 trial delivering an innovative therapeutic option to patients diagnosed with metastatic PDAC; regulatory clarity on development pathways being essential to the on-going partnering efforts for VCN-01 clinical programs; interacting with the EMA and FDA in 2026 to seek advice on a potential Phase 2/3 trial for VCN-01 in retinoblastoma; and completing interactions with regulatory agencies regarding the PDAC and retinoblastoma programs and pursuing partnerships to support VCN-01 manufacturing scale-up and conduct of the proposed pivotal clinical trial(s). Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to finalize the pivotalPhase 3 trial design; the Company’s and VCN’s ability to reach clinical milestones when anticipated, including the ability to enroll patients as planned; generating positive clinical data that establishes VCN-01 may provide improved clinical outcomes for patients with PDAC, retinoblastoma and other solid cancers; the Company’s and VCN’s product candidates demonstrating safety and effectiveness, as well as results that are consistent with prior results; the ability to complete clinical trials on time and achieve the desired results and benefits; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements; regulatory limitations relating to the Company’s and VCN’s ability to promote or commercialize their product candidates for the specific indications; acceptance of product candidates in the marketplace and the successful development, marketing or sale of the Company’s and VCN’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s and VCN’s ability to maintain license agreements; the continued maintenance and growth of the Company’s and VCN’s patent estate; the ability to continue to remain well financed, and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Kevin Gardner
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com

Source: Theriva Biologics, Inc.